FOR IMMEDIATE RELEASE

STANLEY COMPLETES ACQUISITION OF FACOM TOOLS

New Britain, CT, January 3, 2006 – The Stanley Works (NYSE: SWK) announced today that it has completed the acquisition of Facom Tools from Fimalac, S.A. for €410 million (approximately $485.5 million) in cash. As previously announced, the Facom acquisition is expected to be accretive to fully-diluted earnings by 10¢ per share in 2006.

(Note: Currency conversion was based on the December 30, 2005 mid-day rate of 1.1842, as published by The Federal Reserve Bank of New York.)

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works, including corporate press releases, can be found at http://www.stanleyworks.com.

CAUTIONARY STATEMENT

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including the expectation that the Facom transaction will be accretive to fully diluted earnings by 10 cents per share in 2006 (the “Results”), are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the Results is dependent upon, among other things, (i) the ability of the company to achieve the synergies anticipated as a result of the acquisition and limit acquisition-related costs and expenses within expected ranges; (ii) the success of the company’s efforts to maintain prices in order to, among other things, offset the impact of steel and other commodity price inflation; (iii) continued improvements in productivity and cost reductions; and (iv) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the Results will also be affected by external factors including pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s installation, distribution and sales networks such as weather conditions, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.